Exhibit 10.1

From the Desk of Scott Mathis Direct: 212.739.7650 Fax: 212.655.0140 smathis@gauchoholdings.com

August 11, 2023

3i, LP

2 Wooster Street, Floor 2

New York, NY 10013

Re:	Modification to Purchase Agreement

Dear Sirs:

Reference is made to (a) that certain Securities Purchase Agreement dated as of February 21, 2023 (the “Purchase Agreement”) between the Company and the purchaser identified therein, which are the same as the addressee listed above (collectively, the “Investor”), (b) a senior secured convertible note of the Company issued to the Investor (the “Note”), (c) and the other transaction documents, as modified from time to time, referred to collectively, as the “Transaction Documents”. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in the Note, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the Purchase Agreement and the Note.

1.	An Event of Default occurred pursuant to Section 4(xxi) of the Note as of May 21, 2023. The Investor hereby agrees to forbear on issuing an Event of Default Notice and Event of Default Redemption Notice pursuant to Section 4(b) of the Note through December 31, 2023 for such Event of Default.

2.	The Investor hereby waives the requirement in Section 2(a) of the Note to pay Interest on the Note monthly in cash effective for payments due August 1, 2023 through December 31, 2023.

3.	The Investor may continue to convert the Note at the Alternate Conversion Price.

4.	The Investor hereby waives the increase of the Interest Rate to the Default Rate in Section 2(b) of the Note effective May 21, 2023 through December 31, 2023, excluding $3,157.80 already converted.

5.	The Investor hereby waives the requirement in section 4(xxi) of the Note for the Company to prepay, redeem, or convert one quarter of the initial Principal and Interest on the Note by each three (3) month anniversary of the Issuance Date effective as of the date of this Letter Agreement through December 31, 2023.

6.	On July 14, 2023, the Company issued a total of 270,272 shares at $0.555 per share to the non-executive directors of the Company as compensation for service as members of the Board of Directors of the Company for the first half of 2023 (the “Board Compensation”).

gaucho group holdings, Inc. group (nasdaq:vino)

112 NE 41st Street, Suite 106, Miami, FL 33137

(main) 212.739.7700 (fax) 212.655.0140 | www.gauchoholdings.com

7.	The Investor hereby waives the covenant in Section 4(k) of the Purchase Agreement with respect to the Board Compensation.

8.	The Investor hereby waives the adjustment of the exercise price of the Warrant Agreement No. GGH-1 dated February 21, 2023 (the “Warrant”) pursuant to Section 2(c) as a result of the Board Compensation.

9.	The Investor hereby waives the requirement in Section 7(a) of the Note to adjust the Conversion Price upon issuance of Common Stock pursuant to the Board Compensation, effective as of July 14, 2023.

10.	The Company plans on raising additional capital through the sale of units at $0.45 per unit, each unit equal to 1 share of common stock and 1/5 of a warrant (the “Units”) for proceeds of up to $555,379, not including warrant exercise (the “Offering”). Each whole warrant will be exercisable at $0.45.

11.	The Investor hereby provides written consent to the Company for the Offering and waives their right of a Subsequent Placement Option Redemption per Section 10 of the Note for the Offering, provided that the Offering closes no later than September 15, 2023.

12.	The Company, pursuant to Section 2(c) of the Warrant and the Offering, hereby adjusts the exercise price of the Warrant from $1.34 to $0.45.

13.	The Company, pursuant to Section 7(a) of the Note, hereby adjusts the Conversion Price of the Note to $0.45.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and the other Purchasers and beneficiaries of the Purchaser Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on the following conditions precedent:

(1)	The Company’s Board of Directors shall have approved this Letter Agreement and all undertakings thereto in all respects and shall provide written evidence of the same to the Investors by August 15, 2023; and

(2)	The Company shall have verified and confirmed with its transfer agent that there are no impediments to the issuance of shares as a result of this Letter Agreement.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

[Signatures follow on next page]

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Very truly yours,

GAUCHO GROUP HOLDINGS, INC.

By:
Scott L Mathis
President & Chief Executive Officer

AGREED AND ACCEPTED:

3i, LP

By:
Name:	Maier J Tarlow
Title:	Manager On Behalf Of The GP

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